Exhibit 99.1

GENPACT NAMES MOHIT BHATIA TO SUCCEED VIVEK GOUR AS CFO

NEW YORK, February 18, 2010 – Genpact Limited (NYSE: G), a leader in managing business processes, today announced that Vivek Gour intends to step down as senior vice president and chief financial officer, effective March 1, 2010. Mohit Bhatia, a Genpact veteran, has been named as successor and will report to Genpact’s president and chief executive officer, Pramod Bhasin. To ensure a seamless transition, Gour will remain at Genpact through April 30, 2010.

Gour has been CFO of Genpact since January 2005 and has played an integral role in transforming Genpact from a unit of GE into a highly profitable public company with $1.12 billion in revenue.  With the company’s corporate governance, financial position and performance well established following the company’s 2007 NYSE listing, Gour believes it is an appropriate time for him to pursue his other interests, including applying commercial skills to social development issues.

Bhatia is a chartered accountant and has been employed by Genpact since 1999.  Bhatia served as Genpact’s CFO prior to Genpact’s separation from GE from October 2003 until December 2004 when he moved into a business position. He currently leads Genpact’s finance and accounting practice, its largest business unit.

“I am delighted to have Mohit take on the CFO role,” said Bhasin. “We have leadership depth and robust succession planning practices, both of which enabled us to name a highly qualified internal candidate as successor and to make this a very smooth transition.  Mohit brings a broad base of financial experience as well as a deep understanding of Genpact’s business. I am confident that Mohit will drive our unrelenting focus on building value for our clients and shareholders, including the achievement of our announced 2010 goals, and will maintain our track record of financial excellence and fiscal conservatism established under Vivek's leadership."

Gour said, “I am proud to have worked with Pramod and Genpact for over 12 years to build Genpact into the successful and vibrant company it is today.  The skills I developed at Genpact will be invaluable as I pursue other social and commercial interests.  I will remain at Genpact until April 30, 2010 to ensure an orderly transition with Mohit."

Bhasin continued, “On behalf of the board and senior leadership team, I want to thank Vivek for his work as CFO over the last five years.  We will miss him.  His contributions have been outstanding.  He was instrumental in our successful 2007 IPO and has helped to position us for long-term success.  We wish him all the best in his future endeavors.”

About Genpact

Genpact is a leader in managing business processes, offering a broad portfolio of enterprise and industry-specific services.  The company manages over 3,000 processes for more than 400 clients worldwide.  Putting process in the forefront, Genpact couples its deep process knowledge and insights with focused IT capabilities, targeted analytics and pragmatic reengineering to deliver comprehensive solutions for clients.  Lean and Six Sigma are ingrained in the company’s culture, which views the management of business processes as a science.  Genpact has developed Smart Enterprise Processes (SEPSM), a groundbreaking, rigorously scientific methodology for managing business processes, which focuses on optimizing process effectiveness in addition to efficiency to deliver superior business outcomes.  Services are seamlessly delivered from a global network of centers to meet a client’s business objectives, cultural and language needs and cost reduction goals.  Learn more at www.genpact.com.

Contact

Investors	Shishir Verma
+1 (646) 624 5912 +91 (124) 402-3079
shishir.verma@genpact.com

Media	Vivaan Gideon (For Genpact) vivaan.gideon@bm.com +91 9811062853
Kelli Gail (For Genpact) Kelli.gail@ogilvypr.com +1 (212) 880 5261